Exhibit 99.1

News Release

July 5, 2011
MEDGENICS NAMES CLARENCE “BUTCH” DELLIO AS CHIEF OPERATING OFFICER

Experienced Biotech Executive Provides Strategic Management and Manufacturing Expertise

MISGAV, Israel and San Francisco (July 5, 2011) – Medgenics, Inc. (NYSE Amex: MDGN and AIM: MEDU, MEDG) today announced that Clarence “Butch” Dellio has been named to the position of Chief Operating Officer. Mr. Dellio will be based in the Company’s new U.S. headquarters located in San Francisco, California.  Former Chief Operating Officer, Stephen Bellomo, will continue with the Company as Vice President of Product Development and Intellectual Property and Chief Operating Officer of Medgenics Medical (Israel) Limited, the Company’s wholly-owned operating subsidiary located in Israel.

Most recently Mr. Dellio has been a consultant to a variety of emerging biotechnology and medical technology companies, providing facilities, manufacturing, clinical and regulatory expertise to therapeutics and diagnostics companies.

From 2004 to 2008 Mr. Dellio served as President and Chief Operating Officer of Neosil, Inc., a venture-backed dermatology company that subsequently merged with Peplin, Inc.  From 1984 to 2004, he was Chief Operating Officer and Senior Vice President-Operations for XOMA Ltd., a publicly held biotechnology company focused on peptides and monoclonal antibodies.  At XOMA he held a series of progressively responsible positions culminating in CFO and VP Manufacturing, where he led a staff of 70 in manufacturing, facilities, process development, QA/QC, purchasing and information technology.  Previously Mr. Dellio was Vice President Manufacturing/New Product Development Manager at Becton-Dickinson & Company, a global medical technology company.  During his 11 years at Becton-Dickinson he held various positions in multiple divisions, including Director of Planning, Division Controller, Strategic Business Unit Controller and Cost/Staff Accountant.  Mr. Dellio earned his B.S. in Accounting from Bentley College and served in the U.S. Air Force.

“Butch is a successful, results-orientated executive with impressive credentials.  He is known for rapidly scaling-up companies and for attracting and building quality management teams,” stated Andrew L. Pearlman, Ph.D., President and CEO of Medgenics.  “In April 2011 we completed our U.S. initial public offering as part of our strategy to establish a U.S. presence, and Butch’s appointment is an important step in executing that strategy.  His experience with clinical and manufacturing processes will be valuable to Medgenics as we expand our autologous, tissue-based technology platform into the U.S.”

Commenting on his appointment, Mr. Dellio said, “I am delighted to be joining Medgenics at this important juncture in its development.  The Biopump is an exciting technology that has the potential to change the treatment paradigm in a number of chronic diseases.  I look forward to working with the Medgenics team to build the Company’s U.S. presence and to advancing this breakthrough technology toward commercialization.”

In connection with his appointment, Mr. Dellio was issued options to purchase 40,000 shares of Medgenics common stock under the Company’s 2006 Stock Incentive Plan.  Such options will vest in equal increments over four years, expire in 10 years and have an exercise price of $3.64 per share.  Further details of Mr. Dellio’s employment are set out in the related Form 8-K, a copy of which will be available on the Company’s website: www.medgenics.com.

Mr. Dellio is not being appointed to the Board of Medgenics, Inc. and therefore no further disclosure is required under the AIM Rules.

About Medgenics

Medgenics is developing and commercializing Biopump, a proprietary tissue-based platform technology for the sustained production and delivery of therapeutic proteins using the patient’s own skin biopsy for the treatment of a range of chronic diseases including anemia, hepatitis C and hemophilia.  Medgenics believes this approach has multiple benefits compared with current treatments, which include regular and costly injections of therapeutic proteins.

Medgenics has three long-acting protein therapy products in development based on this technology:

•
EPODURE (now completing a Phase I/II dose-ranging trial) to produce and deliver erythropoietin for many months from a single administration, has demonstrated elevation and stabilization of hemoglobin levels in anemic patients for  6 to more than 24 months;

•	INFRADURE (to commence a Phase I/II trial in Israel in 2011) to produce a sustained therapeutic dose of interferon-alpha for use in the treatment of hepatitis C;

•	HEMODURE is a sustained Factor VIII therapy for the prophylactic treatment of hemophilia, now in development.

Medgenics intends to develop its innovative products and bring them to market via strategic partnerships with major pharmaceutical and/or medical device companies. Since October 2009, HEMODURE has been the focus of cooperation between Medgenics and a major healthcare company, a market leader in hemophilia.

In addition to treatments for anemia, hepatitis C and hemophilia, Medgenics plans to develop and/or out-license a pipeline of future Biopump products targeting the large and rapidly growing global protein therapy market, which is forecast to reach $132 billion in 2013. Other potential applications for Biopumps include multiple sclerosis, arthritis, pediatric growth hormone deficiency, obesity and diabetes.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations.  The Company intends that such forward-looking statements be subject to the safe harbors created by such laws.  Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

For further information, contact:

Medgenics, Inc.	Phone: +972 4 902 8900
Dr. Andrew L. Pearlman

Lippert/Heilshorn & Associates, Inc.	Phone: 212-838-3777
Anne Marie Fields
afields@lhai.com

De Facto Financial	Phone: +44 207 556 1064
Mike Wort
Anna Dunphy

Religare Capital Markets (Nomad)	Phone: +44 207 444 0800
James Pinner
Derek Crowhurst

SVS Securities plc (Joint Broker)	Phone: +44 207 638 5600
Alex Mattey
Ian Callaway

Nomura Code Securities (Joint Broker)	Phone: +44 207 776 1219
Jonathan Senior

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